Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is entered into effective this 3rd day of November, 2017, by and among BLUE CLAY CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (“BCCM” or “Seller”), Gary Kohler (“Kohler”), and BCCM, Inc., a Delaware corporation (“Purchaser”).

WHEREAS, Seller is engaged in the business of asset management and related investment services. The Seller is the owner of certain assets, including, but not limited to office equipment, computers, software, furniture, intellectual property, contract rights, customer relationships, residual operating cash, leasehold rights, fixtures and miscellaneous other assets used in connection with the operation of its business (collectively the “Business”) and Kohler is the owner of 100% of the membership interests and sole member of BCCM.

WHEREAS, the Purchaser desires to purchase, and the Seller desires to sell, substantially all of the assets that are used or useful, or intended to be used, in the operation of the Seller’s Business as referenced in Section 1 of this Agreement.

WHEREAS, the parties hereto wish to make certain representations, covenants, and agreements in connection with the purchase of Seller’s assets, and also to prescribe various conditions to such transaction.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.     ASSETS PURCHASED. The Seller agrees to sell, transfer, and assign to the Purchaser pursuant to the terms and conditions in this Agreement, all of the Seller’s assets related to its Business as a going concern whether or not carried on the books of Seller, including, but not limited to, the following (collectively referred to as the “Assets”):

a.    Any and all transferable rights and interest Seller has or may have in the Business telephone and facsimile numbers, domain names/URLs/worldwide websites, patents, copyrights, patent/copyright applications, other tangible and intangible intellectual property, trade names and logos, and any derivations thereof (“Blue Clay Capital Management,” “Blue Clay Fund” and derivations thereof), including any applicable trade or service marks or registered names used, maintained or registered to Seller. At closing, Seller shall assign to Buyer all transferable right, title and interest Seller may have in the right to do business in such current trade names and take necessary action reasonably requested by Purchaser to ensure the Purchaser’s transfer and use of said intellectual property;

b.    Any and all of Seller’s customer lists, listings and/or business records; leases, assignments, and assignable contracts; customer and vendor information, computer records and accounting data; and except as provided below, all other personal property used in the Business, including software and software licenses and related code, and all transferable permits, warranties, licenses and franchise rights;

c.    Any and all goodwill associated with the Business, including, but not limited to, customer relationships, vendor relationships, licenses, permits and other general intangibles;

d.    Any of Seller’s right, title and interest in and to all personal property, equipment, computer equipment, phones, copy/fax machines, fixtures, furniture, computers, instruments, supplies, office supplies, stationery, and other tangible personal property comprising and utilized in the Business;

e.    Those customer, vendor and related contracts and other leases, transferable customer contracts and other contractual rights, including, but not limited to, license or other agreements to the extent such agreements are assignable, as set forth on Exhibit D attached hereto (the “Assigned Contracts”);

f.    Transferable independent contracts and independent contract relationships identified herein, together with all non-compete agreements, non-solicitation agreements and related transferable contract rights and benefits; and advertising listings relating to the Business;

g.    Leasehold rights with respect to that office lease dated November 30, 2016 for the property located at 5000 W. 36th Street, #115, St. Louis Park, MN 55416 (the “Lease”), including, but not limited to the $4,800.00 security deposit and any improvements to the leased premises;

h.    Rights under the Venture X Membership Agreement with respect to the use of space 9128 Strada Place #10115, Naples, Florida 34108 (the “Florida Membership Agreement”); and

i.    Copies of all papers, records and documents (in paper or electronic format) relating to the Assets, and all technical and descriptive materials relating to the Assets, purchasing and sales records, customer and vendor lists, inventory and Asset documentation, marketing documents, software release orders and related information and materials regarding the Assets.

The Assets referenced in this Section shall be as described more particularly, but not inclusively, on Exhibit A attached hereto, as well as the Bill of Sale and attachments thereto, to be executed by the Seller in substantially the same form as attached hereto as Exhibit B.

SECTION 2.     EXCLUDED ASSETS.

a.    Notwithstanding anything in this Agreement to the contrary, excluded from this sale and purchase are any (i) work in process and/or receivables; (ii) all of the Seller’s general partnership and other interests in its funds (the “Funds”), including without limitation Seller’s general partnership interests in Blue Clay Capital Partners CO I LP, Blue Clay Capital Partnership CO II LP, Blue Clay Capital Partners CO III LP, Blue Clay Capital Partners LP, and Blue Clay Capital SMID-CAP LO LP and Seller’s interests in Blue Clay Capital Fund Ltd. and Blue Clay Capital Master Fund Ltd. (and specifically including without limitation the Seller’s “Incentive Allocations” with respect thereto and Seller’s other rights to allocations of income, gain, loss, deductions and credits with respect thereto and distributions therefrom; collectively, “Seller’s GP Interests”); (iii) bad debts; (iv) investment assets; bank and investment accounts; (v) the corporate seals; corporate books and records (except as otherwise provided herein) of Seller; other records related exclusively to the organization, existence or capitalization of the Seller; (vi) any interest the Seller may have in or to any Minnesota Vikings tickets or Minnesota Vikings seat license; and (vii) the Seller’s rights under any contract between the Seller and any third party to which consent to assignment to the Purchaser is required but has not been obtained on the Closing Date.

b.    Between the date of this Agreement and the Closing Date, the parties shall cooperate to amend the documentation with respect to the Funds to convert Seller’s GP Interests into limited partnership interests, with Seller retaining all of the same economic benefits as are now associated with Seller’s GP Interests, and to substitute the Purchaser, or an entity designated by the Purchaser, for the Seller as general partner of the Funds (recognizing that any such amendments with respect to Blue Clay Capital Fund Ltd. and Blue Clay Capital Master Fund Ltd. will differ in form because those two entities are not limited partnerships). In connection with such conversion, the Purchaser or its designated entity shall receive the management fees associated with managing the Funds (notwithstanding Seller’s retention of the other economic benefits associated with Seller’s GP Interests), except that Seller shall retain the Incentive Allocations associated with Seller’s general partnership interest in Blue Clay Capital Partners CO I LP and Blue Clay Capital Partners CO III LP.

SECTION 3. NO ASSUMPTION OF LIABILITIES.

3.1    No Assumption of Liabilities. Purchaser only agrees to assume and pay those liabilities, if any, listed and attached hereto on Exhibit C (“Assumed Liabilities”). Other than the Assumed Liabilities set forth on Exhibit C, the Purchaser shall not assume, agree to pay, discharge or perform, or incur, as the case may be, any of the following liabilities, among others: (a) liabilities (including principal and interest) arising out of loans and other indebtedness owing to any person or entity, excluding only the Assumed Liabilities; (b) liabilities of the Seller not arising in the ordinary course of its business incurred or accrued prior to the Closing Date, including professional fees related to this transaction and the finalization of accounting records or legal issues related to the winding up of the business, or any tax, estate, legal, or other professional services performed on behalf of the Seller; (c) any liability or obligation owing to current or former employees of the Seller and/or arising out of or in connection with an employee benefit plan or union-related obligations, unless an Assumed Liability herein; (d) any liability for taxes related to any of the Assets for any tax period or portion thereof ending on or before the Closing Date and any obligation for other taxes of the Seller; and (e) any liability for accrued and existing real property or office leases, taxes, or related property expense pre-dating the Closing Date.

3.2    Other Liabilities. With the exception of the Assumed Liabilities referenced above or the Assigned Contracts referenced in Section 3.4 below (if any), Purchaser shall not assume or otherwise be responsible for any liability or obligation of Seller of any nature whatsoever, whether matured or un-matured, liquidated or un-liquidated, fixed or contingent, known or unknown. Seller shall use its best efforts to pay in a timely fashion all expenses of operation and other liabilities, whether absolute or contingent, associated with or related to the Business up to the Closing Date, including all salaries, vacation pay incurred and payable as of the closing date, benefits, pension and union contributions, and required payments or contributions under all employee benefit plans or items of a similar nature, all amounts due creditors, and all other operating expenses. Seller shall indemnify Purchaser, and hold Purchaser harmless, from and against any and all claims, demands, liabilities, costs and expenses, including reasonable attorney fees, incurred or expended by Purchaser as a result of Seller’s failure to pay all the expenses and all other liabilities of the purchased business incurred prior to the Closing Date as provided herein.

3.3    Conditional Obligations. The obligations of the Purchaser under this Section are subject to whatever rights the Purchaser may have under this Agreement or otherwise for breach by the Seller of any representation, warranty, covenant or agreement contained in this Agreement, including but not limited to any right of indemnification provided by this Agreement.

3.4    Assigned Contracts. Subject to the restrictions set forth in this Section 3, Purchaser agrees to the assumption of Seller’s obligations under the Assigned Contracts arising from and after the Closing Date. To the extent that the assignment of the Assigned Contracts shall require the consent of any other party, or in the event any Assigned Contract shall be non-assignable, neither this Agreement nor any action taken pursuant to the provisions of this Agreement shall constitute an assignment or agreement to assign which would constitute a breach thereof; provided, however, in each case, Seller shall use its reasonable efforts to obtain the consent of such other party to the assignment of any such Assigned Contract to the Purchaser at no further cost to Purchaser. If any consent to an Assigned Contract shall not be obtained, Seller shall cooperate with the Purchaser and make commercially reasonable arrangements designed to provide Purchaser with the benefits intended to be assigned to the Purchaser under the relevant Assigned Contract and for Purchaser to perform the obligations of the Seller under such Assigned Contract arising from and after the Closing Date. The Purchaser shall assume obligations under any Assigned Contract only assigned between the parties, and solely to the extent any contractual obligations arise or are required to be performed under the applicable Assigned Contract after the Closing Date.

SECTION 4.     PURCHASE PRICE. The purchase price for the Assets shall be One Dollar ($1.00) (“Purchase Price”). The Purchaser shall pay the Purchase Price at Closing. Any Assumed Liabilities to be paid by Purchaser (if any) shall be paid at Purchaser’s discretion after Closing.

SECTION 5.     PURCHASE PRICE ADJUSTMENT. The Purchase Price for the Assets shall be paid as follows:

5.1    Net Working Capital Adjustment.

5.1.1 Computation of Net Working Capital Adjustment. It is assumed that BCCM will be cash free and debt free at closing, with an estimated net working capital of zero dollars (“Estimated Net Working Capital”). Within sixty (60) days following the Closing Date, Purchaser will prepare and deliver to Seller its final determination of the Closing Net Working Capital (“Closing NWC Statement”). For purposes of this Agreement, “Closing Net Working Capital” shall be defined as the amount of current assets reflected on Seller’s Balance Sheet as of the Closing Date, less current liabilities and indebtedness as of the Closing Date. The Closing Net Working Capital as set forth in the Closing NWC Statement shall be determined in accordance with generally accepted accounting principles, in all material respects, and applied reasonably consistent with BCCM’s past accounting practice. If the Closing Net Working Capital as set forth on the Closing NWC Statement exceeds the Estimated Net Working Capital, Purchaser will pay to Seller the amount of such difference within thirty (30) days of such calculation, and if the Closing Net Working Capital as set forth on the Closing NWC Statement shows a negative balance as set forth in the Closing NWC Statement, Seller shall pay Purchaser the amount of such difference within thirty (30) days of such calculation. Seller shall have the right to review the Closing NWC Statement and object to Purchaser’s computation of the Closing Net Working Capital pursuant to Section 5.1.2 herein.

5.1.2 Closing Net Working Capital Statement and Review. With respect to the Net Working Capital Adjustment and the Closing NWC Statement, the Parties agree as follows:

a. Within sixty (60) days following the Closing Date,, the Purchaser shall prepare and deliver the Closing NWC Statement to Seller. The Purchaser shall permit Seller and Seller’s independent accountants to review all pertinent financial statements and calculations with respect to the Closing NWC Statement, as applicable, subject to execution by such parties of a confidentiality agreement. Seller and its representatives shall conduct the review at Seller’s sole cost, upon reasonable advance notice, and in a fashion which does not disrupt the Purchaser’s day-to-day business.

b.Unless Seller notifies Purchaser in writing that Seller disagrees with the Closing NWC Statement within thirty (30) days after receipt of such statement (the writing to include Seller’s reasonably-detailed objections and proposed revisions of supporting data), the corresponding Closing NWC Statement and calculations therein shall be deemed final and binding on the parties. If Seller timely provides an objection to the Closing NWC Statement, the Parties shall attempt to resolve the disputed items on an informal basis for a period of thirty (30) days following delivery of Seller’s objection notice. All items other than disputed items shall be deemed agreed, final and binding for purposes of this Section. Any Net Working Capital Adjustment items not resolved by the parties will be resolved by a mutually-agreed, neutral third party independent certified public accounting firm (the “CPA Firm”). Within thirty (30) days after engagement of the CPA Firm, each party shall submit a brief to the CPA Firm (with a copy to the other party) setting forth their position, as well as corresponding reply briefs to each party’s submission within fifteen (15) days following receipt of each party’s initial brief. The CPA Firm shall render its decision resolving dispute within thirty (30) days of submission of the last reply brief. The CPA Firm shall not be entitled to consider any items other than the remaining disputed items set forth in the party’s briefs, shall be instructed to render its decision in accordance with generally accepted accounting principles reasonably consistent with BCCM’s past practice, and shall not render a decision or amount lower than the lowest amount or higher than the highest amount set forth in the parties’ respective briefs. The parties shall pay their own expenses with respect to the dispute process and equally share the cost of the CPA Firm. The decision of the CPA Firm shall be final and binding on the parties.

5.2 General Adjustment. Unless specifically noted herein, the operation of the Seller’s business and related income and expenses up to the close of business on the day before the Closing Date shall be for the account of the Seller and thereafter for the account of the Purchaser, including but not limited to, utilities, telephone charges, personal property taxes, rents, real property taxes, sales tax, wages, vacation pay, payroll taxes, and fringe benefits of employees of the Seller, which shall be prorated between the Seller and the Purchaser as of the close of business on the day before the Closing Date, the proration to be made, insofar as reasonably possible, on the Closing Date. Settlement of any remaining pro-rations shall be made within thirty (30) days following the Closing Date.

5.3 Purchase Price Allocation. The Purchase Price will be allocated to the Assets in the manner required by Section 1060 of the Internal Revenue Code. The parties will negotiate in good faith the values of the Assets and the resulting allocation, it being understood that such determination will be binding only for tax purposes. The parties will not voluntarily take any position inconsistent with the allocations referenced or completed in connection with this Agreement, or any claim with respect to such tax returns.

The parties shall promptly file with the Internal Revenue Service, when due, those requisite allocation or acquisition statements on Form 8594 as required by the Internal Revenue Code, and cooperate with each other in the preparation of such forms, supplements and amendments thereto.

SECTION 6.    CLOSING.

6.1    Time and Place. The Closing of the sale and purchase of Assets and transactions contemplated hereby (the “Closing”) shall take place at the offices of Seller effective as of December 31, 2017, subject to the satisfaction or waiver of all conditions of the parties to consummate the transactions contemplated hereby, or at such other location, time or date as the Purchaser and the Seller may mutually agree (“Closing Date”).

6.2     Obligations of Seller and other Agreements. At the Closing, the Seller shall execute and/or deliver to the Purchaser the following:

6.2.1 One or more bills of sale from the Seller conveying all of the Assets to the Purchaser, in the form as set forth in Exhibit B hereto, including, without limitation, appropriate endorsements and assignments of contracts, permits, or other binding arrangements included with the Assets; specific bills of sale, endorsements, and assignments transferring all intellectual property and trade names.

6.2.2 A copy of the resolutions of the Seller’s respective board of governors/managers and members authorizing the execution, delivery and performance of this Agreement and any other agreement to be entered into by the Seller in connection herewith, and the transactions contemplated hereby.

6.2.3 UCC-3 termination statement and release of security interest in the Assets from Seller’s pertinent lenders and/or credit institution(s) to the extent such institutions possess security interests in any of the Assets purchased herein and any similar releases or documents affecting the Assets.

6.2.4 A payoff letter from Seller’s pertinent lenders and/or credit institutions with respect to any Bank Debt.

6.2.5 All data relating to the Assets simultaneously with such delivery. The Seller agrees to take all actions necessary to put the Purchaser in actual possession and control of the Assets.

6.2.6 The Kohler Employment Agreement attached hereto as Exhibit E (“Kohler Employment Agreement”) and the David Woodis Employment Agreement attached hereto as Exhibit F (“Woodis Employment Agreement”).

6.2.7 Executed consents to assignment of the Assumed Contracts listed on Exhibit D.

6.2.8 Assignment and Assumption Agreement, in form and substance reasonably acceptable to Seller and Purchaser, pursuant to which Seller assigns to Purchaser Seller’s rights with respect to the Assigned Contracts and Purchaser assumes the obligations to be assumed by Purchaser pursuant to this Agreement (the “Assignment and Assumption Agreement”).

6.2.9 Domain Name Assignment assigning the domain names blueclaycapital.com and blueclaycap.com to the Purchaser.

6.2.10 Amendments to the Limited Partnership Agreements for the funds listed on Exhibit G.

6.2.11 Investment Management Agreements between Purchaser and the funds listed on Exhibit H.

6.2.12 A certificate, dated as of the Closing Date and signed by a duly authorized officer or person of the Seller, that each of the conditions set forth in Sections 13.1.1 and 13.1.2 have been satisfied.

6.2.13 Such other assignments, bills of sale, or instruments of conveyance, certificates of officers, and other documents as reasonably may be requested by the Purchaser prior to the Closing to consummate this Agreement and the transactions contemplated hereby.

6.3    Obligations of Purchaser and Other Agreements. At the Closing, the Purchaser shall execute, or cause to be executed, and shall deliver to the Seller the following:

6.3.1 Funds sufficient to satisfy the Purchase Price pursuant to Section 4 herein.

6.3.2 The Kohler Employment Agreement.

6.3.3 The Woodis Employment Agreement.

6.3.4 A certificate, dated as of the Closing Date and signed by a duly authorized officer or person of the Purchaser, that each of the conditions set forth in Section 13.2.1 have been satisfied.

6.3.5 The Assignment and Assumption Agreement.

6.3.6 Such certificates of officers and other documents as reasonably may be requested by the Seller prior to the Closing to consummate this Agreement and the transactions contemplated hereby.

SECTION 7.     SELLER’S REPRESENTATIONS AND WARRANTIES. The Seller represents and warrants to the Purchaser as follows, except as set forth in Exhibits to this Agreement:

7.1     Existence and Authority. BCCM is now, and on the Closing Date will be, a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, has all requisite power and authority to own its Assets, property and assets and carry on its business and is in good standing in each jurisdiction in which such qualification is required. BCCM has full authority, and Kohler has individual authority, to execute and deliver this Agreement and any other agreement to be executed and delivered in connection herewith, and to carry out the transactions contemplated hereby. This Agreement constitutes a valid and binding Agreement of BCCM and Kohler in accordance with its terms.

7.2     Conflict with Other Agreements, Consents and Approvals. With respect to (i) the certificate of formation or limited liability company agreement of BCCM, (ii) any applicable law, statute, rule or regulation, (iii) any contract to which the Seller is a party or may be bound, or (iv) any judgment, order, injunction, decree or ruling of any court or governmental authority to which the Seller is a party or subject, the execution and delivery by the Seller of this Agreement and any other agreement to be executed and delivered by the Seller in connection herewith and the consummation of the transactions contemplated hereby will not (a) result in any material violation, conflict or default, or give to others any interest or rights, including rights of termination, cancellation or acceleration, (b) require any authorization, consent, approval, exemption or other action by any court or administrative or governmental body which has not been obtained, or any notice to or filing with any court or administrative or governmental body which has not been given or done, or (c) require the consent of any third party.

7.3     Compliance with Law. The Seller’s use and ownership of the Assets, and the conduct of its Business, wherever located, has been in material compliance with all applicable federal, state, local or other governmental laws or ordinances, the non-compliance with which, or the violation of which, might have a material adverse effect on the Assets, the Business, any Assumed Liabilities or Assigned Contracts or the financial condition, results of operations or anticipated business prospects of the Purchaser, and the Seller has received no claim or notice of violation with respect thereto. The Seller has obtained all material permits, licenses, franchises and other authorizations necessary for the conduct of its Business and ownership of the Assets.

7.4     Financial Statements. Seller, at Seller’s own expense, has or will provide Purchaser with Financial Statements as defined in this section, effective through September 30, 2017, prior to the Closing Date. “Financial Statements” shall be defined as the Seller’s most recent unaudited income statements and balance sheets, updated to the calendar month preceding the Closing Date. The Financial Statements are in accordance with the books and records of the Seller and are true, correct, and complete in all material respects; fairly present financial condition of the Seller at the dates of such Financial Statements and the results of its operations for the periods then ended; and were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods, subject to year-end adjustments (the effect of which will not be materially adverse) and the absence of footnotes. There has been no material adverse change in the financial condition of the Seller or the Business since the date of the Financial Statements.

7.5     Tax and Other Returns and Reports. There are no federal, state, local and foreign tax claims and/or liabilities (including without limitation all income tax, social security, payroll, unemployment compensation, sales and use, excise, privilege, property, ad valorem, franchise, estate, probate, license, and school) which may be asserted by any taxing authority against the Assets, the Business or the Purchaser with respect to this transaction or which will adversely and materially affect the Assets, the Business or this transaction, and no lien or other encumbrance for taxes has or will attach to the Assets.

7.6     Title to Assets and Condition. The Seller holds good and marketable title to the Assets, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of liens, pledges, charges, or encumbrances. The Seller has obtained and will present on the Closing Date, the necessary UCC-3 Termination Statements and/or releases of security interest in the Assets from those financial institutions or entities which retain a security interest in the Assets. The Assets are in good condition and repair, reasonable wear and tear excepted, and usable or salable in the ordinary course of business consistent with past practices. The Assets are not in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. To the extent transferable, Seller shall transfer to Purchaser all manufacturers and other warranties on the Assets. To the extent that any such warranties are non-transferable, Seller agrees, in good faith, work with Purchaser to the extent possible to make the benefits of such non-transferable warranties available to the Purchaser.

7.7     Intellectual Property Rights. The Seller owns, possesses, or has the right to use all intellectual property rights necessary or required to operate the Business and to own and sell the Assets as presently conducted, or otherwise used by the Seller. (i) To the Seller’s knowledge, no trade name, trademark, service, web site, e-mail site, or telephone number related to the Seller’s business and marketed and sold by the Seller violates any license or infringes upon any intellectual property rights of others, (ii) the Seller or Shareholders have not received any notice that any such trade name, service or web site conflicts with any intellectual property rights of others, and (iii) to the Seller’s knowledge, there is no reasonable basis to believe that any such violation, infringement or conflict may exist.

7.8     Benefit Plans. There are no facts or circumstances which could, directly or indirectly, subject the Purchaser or any of its affiliates, the Business or the Assets to any liability, claim, or lien of any nature with respect to any pension, welfare, retirement, incentive, perquisite, paid time off, vacation, severance or other benefit plan, policy, practice, labor contract or agreement sponsored, maintained or contributed to by the Seller or any affiliate, to which the Seller or any affiliate is a party or with respect to which the Seller or any affiliate could have any liability, except if any liabilities referenced in this section are Assumed Liabilities as referenced herein.

7.9     Non-cancelable Contracts. Except as referenced in Exhibits C and D and Section 7.2 herein, at the time of Closing, there will be no material leases, employment contracts, contracts for services or maintenance, or vendor agreements, supplier/customer contracts or other similar contracts existing or relating to or connected with the operation of the Seller’s business or the Assets that are not terminable or cancelable on ninety (90) days’ notice or less. All accepted and unfulfilled contracts or agreements for the performance of services entered into by the Seller and all outstanding contracts or commitments for the purchase of materials and services were made in bona fide transactions in the ordinary course of business.

7.10     Litigation. There is no claim, litigation, proceeding, or investigation pending or, to the Seller’s knowledge, threatened against the Seller that might result in any claim, attachment or material adverse change in the Business, Assets, or Assigned Contracts being conveyed under this Agreement. Seller is not in default with respect to any material provision or requirement of any insurance policy relating to the Assets and has not failed to give any notice or failed to present any claim thereunder in a timely fashion.

7.11     Continued Course of Business and Lack of Adverse Change. The Seller has during the negotiations relating to this Agreement continued to operate the Business and own the Assets in the usual and ordinary course and in substantial conformity with all applicable laws, ordinances, regulations, rules, or orders, and used its best efforts to preserve its business organization and preserve the continued operation of its business with its customers, suppliers, and others having business relations with the Seller. For the year preceding the Closing Date, there has not been any material adverse change in the Seller’s financial condition, business prospects, operation of the Seller, or casualty or physical condition of the Assets that would have any material adverse effect upon the Assets or Business; provided, however, that the parties acknowledge (i) the adverse performance of investment funds managed by the Seller, as reflected in materials previously provided by the Seller to the Purchaser, (ii) that such investment funds have suffered, and may in the future suffer, redemptions by investors therein, including $7.5 million previously redeemed by the Seller’s seed investor and an additional $7.5 million expected to be redeemed by such investor on or prior to December 31, 2017, (iii) that such redemptions may occur by reason of the adverse performance of such funds, in response to notice to investors of the transactions contemplated herein, and/or for other or any combination of reasons, (iv) that the Seller’s financial condition, business prospects, operations, Assets and Business may be adversely affected by adverse market performance or the adverse performance of the Seller’s funds, and (v) that none of the matters referenced in clauses (i) through (iv) above, or any effect any or all of such matters may have on the Seller’s financial condition, business prospects, operations, Assets or Business, whether prior or subsequent to the date hereof, shall constitute a material adverse effect on, or material adverse change in, the Seller’s financial condition, business prospects, operations, Assets or Business for purposes of this Agreement.

7.12    Undisclosed Liabilities. Except as otherwise disclosed in this Agreement or as reflected, accrued or reserved against in the Financial Statements provided to the Purchaser prior to the Closing Date, the Seller does not have any material debts, liabilities or obligations of any nature, whether accrued, absolute, direct, indirect, contingent or otherwise, with respect to the Business or the Assets and since the date of the last Financial Statement provided to Purchaser, Seller has not incurred any material debts, liabilities or obligations of any nature with respect to the Business or Assets, except trade payables and expenses incurred in the ordinary course of business. For purposes of this Section only, a material debt, liability or obligation shall mean one in excess of $5,000.00. As of the Closing Date, the Seller has paid off in full all bank loans and other indebtedness for borrowed money.    Purchaser shall not, as a result of this transaction, acquire or be responsible for any liabilities or claims against Seller other than the Assumed Liabilities or the Assigned Contracts, and all liabilities, claims or expenses of any nature whatsoever which relate to a period or periods prior to the Closing Date shall be the responsibility of the Seller.

7.13    Labor Matters.

7.13.1 Seller is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, union requirements, employment benefit and retirement plans, and is not engaged in any unfair labor practice.

7.13.2 There are no facts or circumstances which could, directly or indirectly, subject the Purchaser or any of its affiliates to any liability with respect to any current or former employee of the Seller or with respect to any employment practice, policy, agreement or benefit or retirement plan maintained by the Seller.

7.13.3 Upon termination of the employment of any person, neither Purchaser nor any affiliate of Purchaser will by reason of anything done at or prior to the Closing Date, be liable to any such person for “severance pay” or any other payments or obligations.

7.14     Environmental Matters. There are no facts or circumstances which could, directly or indirectly, subject the Purchaser or any of its affiliates, the Business or Assets to any material liability arising out of or related to any pollution to threat to human health or the environment or violation of any Environmental and Occupational Safety and Health Law (as defined herein) that is related in any way to a negligent or improper act of the Seller, including without limitation, any on-site or off-site activities involving environmentally-regulated materials, and that occurred or existed out of conditions or otherwise existed prior to the Closing Date. For purposes of this paragraph, the term Environmental and Occupational Safety and Health Law shall mean any common law or duty, statute, rule, regulation, law, ordinance or code, local or federal, which regulates or imposes liability for standards of conduct concerning any element, compound, pollutant or toxic or hazardous substance, material or waste (or mixture thereof), or relates in any way to emissions or releases into the environment, or conduct affecting such matters, or is otherwise designed to provide safe and healthful working conditions or reduce occupational safety and health standards. The term environmentally regulated materials shall mean any element, compound, pollutant, contaminant, substance, material or waste (or any mixture thereof), designed, listed, referenced or regulated pursuant to any Environmental and Occupational Safety and Health Law.

7.15    Insurance. All of the Assets and Business of Seller of an insurable nature usually insured by companies of similar size and similar businesses are insured by Seller in such amounts and against such losses, casualties or risks as is usual by such companies, required by any law or required by any contract or commitment of Seller. Immediately prior to the Closing Date all such insurance policies were in full force and effect and the premiums due thereon have been timely paid.

7.16    Brokers. The Seller has retained no brokers in connection with the sale of the Assets, the Business or this Agreement. Seller shall be solely liable for any compensation due any broker or similar service provider(s) retained by Seller.

7.17     Full Disclosure. The Seller knows of no material fact that has resulted, or that in the reasonable judgment of the Seller will result, in a material adverse effect on the Business that has not been set forth in this Agreement, subject to the proviso set forth in the last sentence of Section 7.11 above.

SECTION 8.     REPRESENTATIONS OF PURCHASER. The Purchaser represents and warrants to the Seller as follows:

8.1     Corporate Existence and Authority. The Purchaser is now, and on the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The Purchaser has full authority to execute and deliver this Agreement and any other agreement to be executed and delivered in connection herewith, and to carry out the transactions contemplated hereby. This Agreement constitutes a valid and binding Agreement of the Purchaser in accordance with its terms.

8.2     Conflict with Other Agreements, Consents and Approvals. With respect to (i) the certificate of incorporation or bylaws of the Purchaser, (ii) any applicable law, statute, rule or regulation, (iii) any contract to which the Purchaser is a party or may be bound, or (iv) any judgment, order, injunction, decree or ruling of any court or governmental authority to which the Purchaser is a party or subject, the execution and delivery by the Purchaser of this Agreement and any other agreement to be executed and delivered by the Purchaser in connection herewith and the consummation of the transactions contemplated hereby will not (a) result in any violation, conflict or default, or give to others any interest or rights, including rights of termination, cancellation or acceleration, or (b) require any authorization, consent, approval, exemption or other action by any court or administrative or governmental body which has not been obtained, or any notice to or filing with any court or administrative or governmental body which has not been given or done.

SECTION 9.     PRE-CLOSING COVENANTS.

9.1    Conduct of Business by the Seller. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 14.1 and subject to this Section 9.1, the Seller shall carry on its operations in the ordinary course and in compliance with applicable laws and use their commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of the Business and to preserve the current relationships of the Business with those customers, suppliers and other persons with which the Seller has significant business relations.

SECTION 10.     INDEMNIFICATION, SURVIVAL AND LIMITATIONS.

10.1    Survival of Representations and Warranties. All representations and warranties made in this Agreement shall survive the Closing of this Agreement for a period of the later of (i) twenty-four (24) months from the Closing Date and (ii) thirty (30) days after the completion of the 2018 fiscal year audit (which shall be extended with respect to any pending claims at the time of expiration), except those representations and warranties relating to employment/benefit matters (Section 7.13), and environmental matters (Section 7.14) which shall survive until the expiration of all applicable statutory limitation periods, and except those representations and warranties with respect to the Seller’s authority to transfer (Sections 7.1 and 7.2), tax matters (Section 7.5), title to assets (Section 7.6) and broker’s fees (Section 7.16), which shall survive forever (collectively, the “Fundamental Representations”).

10.2    Seller’s Indemnification.

10.2.1 The Seller agrees to indemnify and hold the Purchaser, its successors and assigns, harmless from and against: (i) Any and all material damages, losses, claims, liabilities, deficiencies and obligations of every kind and description, contingent or otherwise, arising out of or related to the operation of the Seller’s Business or ownership of the Assets prior to the close of business on the day before the Closing Date, (ii) any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or non-fulfillment of any agreement on the part of the Seller under this Agreement, and (iii) any and all actions, suits, claims, proceedings, investigation, audits, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable audit and attorney’s fees) directly incident to any of the foregoing.

10.2.2 If any claim is asserted against the Purchaser that would give rise to a claim by the Purchaser against the Seller for indemnification under the provisions of this Section, then the Purchaser shall promptly give written notice to the Seller concerning such claim, and upon the Purchaser’s request, the Seller shall, at no expense to the Purchaser, defend the claim. Provided, however, Purchaser shall have the option to undertake and control defense of the claim at Seller’s expense, but in such event (or in the event of Purchaser’s exercise of its rights set forth in the last sentence of this Section 10.2.2), Purchaser shall provide to the Seller such information as the Seller may from time to time reasonably request with respect the claim and Purchaser’s defense thereof, permit the Seller, at the Seller’s sole cost and expense, to participate in the defense of the claim ,and not agree to any settlement or compromise of the claim without the Seller’s prior written consent, which shall not be unreasonably withheld or delayed. Purchaser shall have the right to offset any such indemnity claims or losses against any portion of the Purchase Price withheld by Purchaser or any other amounts owed by Purchaser to Seller pursuant to any other agreement. If the Seller refuses to indemnify and/or defend Purchaser after written notice, Purchaser shall have the right to retain attorneys to represent and/or defend Purchaser, and compromise and settle such claims.

10.3     Purchaser’s Indemnification. The Purchaser agrees to defend, indemnify, and hold harmless the Seller from and against (i) any and all material damages, losses, claims, liabilities, deficiencies and obligations of every kind and description arising out of or related to ownership of the Assets or Business following Closing, except for damages, losses, claims, liabilities, deficiencies or obligations relating to Seller’s breach of the terms of this Agreement; (ii) after the Closing, any Assumed Liability or Assigned Contract, (iii) any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or non-fulfillment of any agreement on the part of the Purchaser under this Agreement, and (iv) any and all actions, suits, claims, proceedings, investigation, audits, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable audit and attorneys fees) directly incident to any of the foregoing.

10.4     Indemnification Limits. With the exception of claims relating to the Fundamental Representations, no claim for indemnity for breaches of Seller’s representation warranties herein may be made by Purchaser unless until the amount of damages, in aggregate, for all claims, exceed $25,000.00. Further, with the exception of claims for breaches of Fundamental Representations, there shall be a limitation on the parties’ respective liability to the other for breaches of any representations or warranty under this Agreement in an amount which shall not exceed $1,000,000.00. Provided, however, none of the limitations herein shall apply with respect to the Fundamental Representations, a party’s fraud, willful misconduct or intentional misrepresentation. Further, none of the limitations herein shall be construed as limiting or impairing the rights and remedies that the parties may have in equity for injunctive relief and/or specific performance relating to this Agreement.

SECTION 11.     NON-COMPETITION.

11.1    Non-Competition and Exclusivity. In consideration of the foregoing and the mutual promises, covenants, and agreements contained herein, for one (1) year from the date of this Agreement, BCCM and Kohler agree that they will not, either directly or indirectly, alone or as a partner, officer, director, shareholder (except on behalf of Purchaser and except as shareholder of less than five percent of a publicly-held corporation), agent, employee, affiliate, subsidiary, parent corporation, agent or assign of another firm or entity: (a) disrupt, damage, impair, interfere, or engage in competition with the business of the Purchaser (including, but not limited to, interfering with the Business or Purchaser’s relationship with employees, customers, agents, representatives, manufacturers, distributors, or vendors); (b) induce or attempt to induce by soliciting or assisting anyone else in the solicitation of any of the Purchaser’s or the Business’ employees, former employees, or contractors to leave his or her employment or terminate a contract with the Purchaser or the Business; (c) contact, directly solicit, or engage in competition by contracting with or working with clients or customers of the Purchaser or the Business or former clients of the Seller with whom Seller had contact or conducted business with during operation and ownership of the Business with respect to the sale of goods or services similar to the Business; or (d) operate, work with, contract with, invest in or become employed with or affiliated in any way with a business or industry in competition with the Business or Purchaser’s business. Competition shall be deemed to include, but not limited to, soliciting or accepting orders from clients or customers of the Purchaser for a similar business of Purchaser and the Business, diverting the customer or client business from the Purchaser, disparaging the Purchaser or its employees with a customer or client, or otherwise interfering with the Purchaser’s business with the customer or client, even if the customer or client initiates the contact with Seller. Provided, however, that notwithstanding anything in this Agreement to the contrary, it shall be deemed not to be competition with the Purchaser or a similar business of the Purchaser for purposes of this Agreement (and therefore not a breach of Kohler’s or Seller’s obligations under this Section 11.1) for Kohler or Seller to invest for or manage the investments of any person, fund or other entity if the strategy used therefor is not the same as or similar to any investment strategy used by a fund of the Seller immediately prior to the Closing Date or a fund of the Purchaser between the Closing Date and the termination of Kohler’s employment with the Purchaser (or, for funds commenced by the Purchaser after the date of the termination of Kohler’s employment with the Purchaser, not the same as or similar to any strategy the Purchaser was actively planning to use in a fund to be commenced after such date). The parties agree that any breach of the terms of this non-competition provision will result in damages to the Purchaser, the amount which will be difficult to ascertain, entitling the Purchaser to injunctive relief and recovery of attorney fees and costs; provided, however, that nothing herein shall be construed as prohibiting or in any way limiting Purchaser from pursuing any rights or remedies available under the terms of this Agreement or other applicable law.

11.2    Confidential Information. Seller and Seller’s agents, employees, shareholders, and assigns will not use or disclose any confidential information relating to the Business, the Assets or this Agreement to any person not employed by the Purchaser or not authorized by the Purchaser to receive such confidential information without the prior written consent of the Purchaser; provided, however, that notwithstanding anything in this Agreement to the contrary, BCCM or Kohler may disclose at any time for any purpose any information with respect to the performance of BCCM and/or Kohler as a manager of BCCM’s funds or with respect to the performance of such funds themselves (collectively, “Performance Data”), and Purchaser shall (i) provide to Kohler and BCCM such Performance Data as either of them my from time to time request, and (ii) not disclose to any person or entity any Performance Data that is not accurate in all materials respects or that is misleading. Seller will use reasonable and prudent care to safeguard, protect, and prevent the unauthorized use of and disclosure of confidential information. The obligations contained in this paragraph will survive for as long as the Purchaser considers the information to be confidential. “Confidential Information” means the terms and conditions of this Agreement (except that the Seller and Kohler may disclose to Adam Wright and Brian Durst that substantially all of the Seller’s assets have been transferred to the Purchaser, and which assets have been excluded from such transfer) as well as information that is proprietary to the Purchaser or proprietary to others and entrusted to the Purchaser, and such information being sold by the Seller to the Purchaser, whether or not trade secrets. Confidential Information includes, but is not limited to, common information relating to the business plans and to business conducted or anticipated to be conducted, as well as price lists, contracts, employment costs, selling costs, delivery costs, marketing information, customer lists, account names, contacts, addresses, and sales activity, suppliers and vendors, project information, marketing information, tax and financial information, intellectual property, employees, banking relationships, mailing lists, and computer programs and print-outs. Any information Purchaser or Seller consider confidential information or that the Purchaser or Kohler treat as confidential information will be presumed to be confidential information, provided that either the Purchaser or Kohler, as applicable, knows, or reasonably should know, that the other party considers or treats such information as confidential. Confidential Information does not include (i) information in the public domain, (ii) information which is obtained by Seller from a third party which does not have a confidentiality obligation with Purchaser, or (iii) information developed or obtained by Seller which is unrelated to the Business.

SECTION 12.    EMPLOYMENT AND POST CLOSING.

12.1    Employment Agreements. Purchaser shall employ Kohler as an at will employee in the position of Chief Investment Officer pursuant to the terms and conditions of the Kohler Employment Agreement. Purchaser shall also offer at will employment to David Woodis as CFO and COO pursuant to the terms and conditions of the Woodis Employment Agreement.

12.2    Cooperation. Each party shall execute all certificates, instruments and other documents, and take all action reasonably required by the other party to effectuate the purposes of this Agreement and to consummate and evidence the completion of the transactions referenced in this Agreement. Seller shall further take all actions necessary or appropriate to put Purchaser in immediate actual possession and operating control of the Business and Assets.

SECTION 13.    CONDITIONS TO OBLIGATION TO CLOSE.

13.1    Condition to the Purchaser’s Obligation to Close. The obligations of the Purchaser to consummate the Closing shall be subject to the fulfillment or waiver by the Purchaser, at or prior to the Closing, of the following conditions:

13.1.1    Accuracy of Warranties and Performance of Covenants. The representations and warranties of the Seller, shall be true and correct in all material respects in each case as if made on and as of the date hereof and the Closing Date, other than (i) representations and warranties that expressly refer only as of a specific date (in which case such representations and warranties will be true and correct in all material respects as of such date), and (ii) representations and warranties that are qualified by materiality, material adverse change or similar qualifiers (in which case such representations and warranties will be true and correct in all respects). The Seller shall have performed in all material respects all of the obligations and complied in all material respects with all of the covenants, agreements and conditions set forth in this Agreement required to be performed or complied with by the Seller on or prior to the Closing;

13.1.2    Material Adverse Change. There shall not have occurred any material adverse change or any events or circumstances which would reasonably be expected to result in a material adverse change (subject to the proviso set forth in the last sentence of Section 7.11 above). No legal proceeding shall be pending before any governmental entity or threatened in writing by any governmental entity or any third party which could reasonably be expected to adversely affect the right of the Purchaser to own, operate or control the Business or the Assets in any material respect; and

13.1.3    Required Deliveries. The Seller shall have made, or caused to be made, each of the deliveries required by Section 6.2.

13.2    Condition to the Seller’s Obligation to Close. The obligations of the Seller to consummate the Closing, shall be subject to the satisfaction or waiver by the Seller of, at or prior to the Closing, of the following conditions:

13.2.1    Accuracy of Warranties and Performance of Covenants. The representations and warranties of the Purchaser shall be true and correct in all material respects in each case as if made on and as of the date hereof and the Closing Date, other than (i) representations and warranties that expressly refer only as of a specific date (in which case such representations and warranties will be true and correct in all material respects as of such date), and (ii) representations and warranties that are qualified by materiality, material adverse change or similar qualifiers (in which case such representations and warranties will be true and correct in all respects). The Purchaser shall have performed in all material respects all of the obligations and complied in all material respects with all of the covenants, agreements and conditions required to be performed or complied with by the Purchaser on or prior to the Closing; and

13.2.2    Required Deliveries. The Purchaser shall have made, or caused to be made, each of the deliveries required by Section 6.3.

SECTION 14.    TERMINATION.

14.1    Termination.    This Agreement may be terminated at any time prior to the Closing by the Purchaser if the Closing shall not have occurred on or before December 31, 2017. In the event of a termination of this Agreement, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of the Purchaser to the Seller.

SECTION 15.    MISCELLANEOUS.

15.1    Notices.    All notices, requests, demands, or other communications hereunder shall be in writing and shall be either delivered personally, by messenger service, or mailed by United States mail, certified or registered with return receipt requested, with appropriate postage prepaid to the address herein designated or such other address as may be designated in writing by notice given in the manner provided herein and shall be effective upon personal delivery thereof or forty-eight (48) hours following deposit in the United States mail or with a messenger service, whether or not delivery is accepted.

If to Seller:	Blue Clay Capital Management, LLC
5000 West 36th Street Suite 115
Minneapolis, MN 55440
Attn: Gary Kohler
Email: gkohler@blueclaycapital.com

Copy to:	Stinson Leonard Street
50 South Sixth Street, Suie 2600
Minneapolis, MN 55402
Attention: Thomas P. Sanders, Esq.
Email: tom.sanders@stinson.com

If to Purchaser:	BCCM, Inc.
5930 Balsam Ridge Road
Denver, NC 28037]
ATTN:
Email:

Copy to:	Peter D. Fetzer, Esq.
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Tel: (414) 297-5596
Fax: (414) 297-4900
Email: pfetzer@foley.com

15.2     Assignability; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that the parties hereto shall not have the right to assign this Agreement to any party without the prior written consent of the other party hereto.

15.3    Construction. Wherever possible, each provision of this Agreement and each related document shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any related document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such related documents.

15.4    Waiver. No failure on the part of either party to exercise, and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

15.5    Severability. In the event any part of this Agreement is found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

15.6    No Third Party Beneficiaries. This Agreement is a contract solely between the parties hereto, and shall be effective only as between the parties hereto, their successors and permitted assignees. No third party beneficiaries (including, without limitation, employees and customers of Purchaser or Seller) are intended and none shall be inferred, and no party other than Purchaser or Seller and their successors and permitted assignees may assert any right, make any claim, or otherwise attempt to enforce any provision of or under this Agreement.

15.7    Governing Law. This Agreement shall be interpreted, construed, and governed in accordance with the laws of the state of Delaware. Any dispute between the parties relating to this Agreement shall be venued or heard in the state of Delaware.

15.8    Entire Agreement. Except as otherwise specifically provided herein, this Agreement (and the Exhibits and Appendices hereto) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior communications, writings, and other documents with regard thereto. No modification, amendment, or waiver of any provision hereof shall be binding upon any party hereto unless it is in writing and executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance.

15.9     Incorporation by Reference. All Exhibits hereto are incorporated herein by reference.

15.10    Captions. The division of this Agreement into articles, sections, subsections, and Exhibits is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

15.11    Counterparts. This Agreement may be executed in two or more counterparts, all of which together shall be deemed one original.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER:

BLUE CLAY CAPITAL MANAGEMENT, LLC

By:	/s/ Gary S. Kohler
Name:
Its:

By:	/s/ Gary S. Kohler
Gary Kohler, individually

PURCHASER:

BCCM, INC.

By:	/s/ Nick Swenson
Name:	Nick Swenson
Its:	President

[Signature Page to Asset Purchase Agreement]